Dice Holdings, Inc. Reports Fourth Quarter and Full Year 2013 Results

•	Revenues increased 11% to $58.4 million in the fourth quarter

•	Cash flows from operations totaled $7.9 million and $48.6 million for the quarter and year ended December 31, 2013

•	The Company expanded into online recruiting in the healthcare and hospitality industries during the quarter

•	Dice’s Open WebTM, a social recruiting product, launched out of beta as a paid service

New York, New York, February 4, 2014 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter and year ended December 31, 2013.
Revenues for the quarter ended December 31, 2013 totaled $58.4 million, an increase of 11% from $52.7 million in the comparable quarter of 2012 due primarily to revenues from businesses acquired within the past year. Recruitment activity improved in financial services in Europe and Asia, while activity was fairly consistent in technology and energy. OnTargetjobs®, acquired in November 2013, and The IT Job Board®, acquired in July 2013, contributed revenues of $4.5 million and $2.1 million, respectively, in the fourth quarter.
On December 1, 2013, the Company’s social recruiting product, Open Web, launched as an additional paid service, sold either as part of Dice’s recruiting package or as a stand-alone product accessible through Dice.com. Open Web combines publicly available information from about 50 social and professional networks to create an all-in-one candidate profile and a more efficient way to connect with candidates.
Operating expenses for the fourth quarter totaled approximately $64.0 million, including $11.8 million for the onTargetjobs and The IT Job Board acquisitions and a non-cash impairment charge of approximately $15.0 million related to the goodwill and intangible assets of Slashdot Media and Health Callings. See “Recent Developments” for additional detail.
The Company’s net loss for the quarter ended December 31, 2013 totaled approximately $5.9 million, resulting in diluted loss per share of $0.11.

Net cash provided by operating activities totaled $7.9 million for the quarter ended December 31, 2013, as compared to $10.1 million for the quarter ended December 31, 2012.
Adjusted EBITDA for the quarter ended December 31, 2013 totaled $19.2 million or 33% of revenues. This amount includes a contribution of $1.3 million from the onTargetjobs acquisition, offset by $2.2 million of acquisition related expenses. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
The Company’s operating segments have been recast primarily to reflect the Company’s expansion into healthcare and hospitality online recruiting. A financial supplement, including a recast of comparative periods to reflect the changes in reporting segments, has been provided on www.diceholdingsinc.com.
Key changes:
Tech & Clearance now includes Dice.com, ClearanceJobs, and The IT Job Board;

•	Healthcare, a new segment, includes HEALTHeCAREERS and BioSpace from the onTargetjobs acquisition, as well as Health Callings, which was previously in the Other segment;

•	Hospitality, a new segment, includes Hcareers from the onTargetjobs acquisition; and

•	Corporate & Other includes Slashdot Media, WorkDigital and corporate-related expenses.
For the quarter ended December 31, 2013, Tech & Clearance segment revenues increased 4% year-over-year to $33.9 million, or 58% of Dice Holdings’ consolidated revenues. The acquisition of The IT Job Board added $2.1 million to Tech & Clearance revenues in the fourth quarter, while revenues from Dice and ClearanceJobs declined 2% and 9% year-over-year, respectively.
Finance segment revenues for the fourth quarter of 2013 decreased 1% year-over-year and increased 6% from the prior quarter to $9.1 million. Recruitment activity in financial services increased in the quarter, particularly in Continental Europe and in small-to-mid sized staffing agencies in the UK.
The Energy segment grew 9% year-over-year to contribute $6.0 million in revenues in the quarter ended December 31, 2013, accounting for 10% of consolidated revenues, driven by double-digit revenue increases in career center and data services businesses.

For the quarter ended December 31, 2013, the Healthcare segment and the Hospitality segment contributed $3.7 million and $1.4 million of Dice Holdings’ consolidated revenues, respectively.

Corporate & Other segment revenues decreased 9% year-over-year to $4.3 million for the quarter ended December 31, 2013 from the comparable 2012 period, due primarily to the financial results at Slashdot Media.

Full Year Operating Results
Revenues for the year ended December 31, 2013 increased 9% to $213.5 million, as compared to $195.4 million in 2012. The increase was primarily driven by businesses acquired during the last year and strong growth at Rigzone.
Net income for the year ended December 31, 2013 was $16.2 million, including a pre-tax non-cash impairment charge of $15.0 million related to the goodwill and intangible assets at Slashdot Media and Health Callings. See “Recent Developments” for additional detail. Net income for the year ended December 31, 2012 was $38.1 million. For the year ended December 31, 2013, diluted earnings per share were $0.27 per share.
For the year ended December 31, 2013, net cash provided by operating activities totaled $48.6 million, compared to $54.7 million in 2012. Adjusted EBITDA for the year ended December 31, 2013 was $72.6 million or 34% of Revenues. This amount includes a contribution of $1.3 million from the onTargetjobs acquisition, offset by $2.2 million of acquisition related expenses. In 2012, Adjusted EBITDA was $77.4 million or 40% of Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at December 31, 2013 was $77.4 million compared to $69.4 million at December 31, 2012 and at September 30, 2013. The $8.0 million or 12% sequential increase was primarily driven by $6.4 million recorded at onTargetjobs and an increase in our Dice.com service.

Net Debt, defined as total debt less cash and cash equivalents and investments, was $79.6 million at December 31, 2013, consisting of total debt of $119.0 million minus cash and cash equivalents of $39.4 million. This compares to Net Debt of $15.3 million at September 30, 2013, consisting of total debt of $60.0 million minus cash and cash equivalents and investments of $44.7 million. The increase in debt was primarily driven by the acquisition of onTargetjobs.

In November 2013, the Company purchased the outstanding shares of onTargetjobs for $46.3 million, net of cash acquired.

During the fourth quarter of 2013, the Company purchased 2.6 million shares of its common stock on the open market pursuant to its stock repurchase plan at an average cost of $7.84 per share, for a total cost of approximately $20.5 million. During the year ended December 31, 2013, the Company purchased 6.6 million shares of its common stock on the open market pursuant to its stock repurchase plans at an average cost of $8.45 per share, for a total cost of approximately $55.4 million.

In December 2013, the Company’s Board of Directors authorized the purchase of up to $50 million of its common stock pursuant to a stock repurchase plan that is in effect for one year. Under the plan, management has discretion in determining the conditions under which shares may be purchased from time to time. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on acquisition opportunities, market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

Recent Developments

Slashdot Media was acquired to provide content and services that are important to technology professionals in their everyday work lives and to leverage that reach into the global technology community benefiting user engagement on the Dice.com site. The expected benefits have started to be realized at Dice.com. However, advertising revenue has declined over the past year and there is no improvement expected in the future financial performance of Slashdot Media’s underlying advertising business. Therefore, $7.2 million of intangible assets and $6.3 million of goodwill related to Slashdot Media were reduced to zero.
In November 2013, the Company determined that Health Callings will be merged into HEALTHeCAREERSTM with the expectation that the combination will create a stronger and more complete service for healthcare professionals, as well as employers and recruiters. Therefore, goodwill related to Health Callings was reduced from $1.4 million to zero.

Management Comments
“It’s good to see a healthier recruiting environment in Europe, which both our financial services and technology brands can capitalize on,” said Michael Durney, President and CEO. “In the fourth quarter, we’ve taken several considerable internal and strategic actions to shift to higher long-term growth, including reorganizing our Dice sales teams, extending our market opportunity into healthcare and hospitality, and launching Open Web as a paid service. In 2014, we will be investing in Dice product development and sales, as well as additional products built around our Open Web technology. The focus of those investments is on expanding our relevance to professionals throughout their careers and on delivering talent efficiently to hiring managers and recruiters.”

“In the fourth quarter, we delivered better revenue and profitability than we thought we would in October, particularly from improvement in our finance segment,” said John Roberts, CFO. “In 2014, our growth investments will slightly impact our industry leading profitability. Our financial model is flexible allowing us to invest, return cash to shareholders and make acquisitions in pursuit of our strategic plan.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of February 4, 2014 for the quarter ending March 31, 2014 and the year ending December 31, 2014. The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending March 31, 2014	Year ending December 31, 2014

Revenues	$60 - $61 mm	$242 - $250 mm

Estimated Contribution by Segment
Tech & Clearance	54%	54%
Finance	14%	14%
Energy	10%	10%
Healthcare	10%	10%
Hospitality	5%	5%
Corporate & Other	7%	7%

Adjusted EBITDA	$18 - $18.5 mm	$72.5 - $75 mm
Adjusted EBITDA Margin	30%	30%

Net income	$4.4 - $4.7 mm	$18 - $19.5 mm

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year 2013 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael P. Durney, President and Chief Executive Officer and John J. Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-515-2909 or for international callers by dialing 617-399-5123; the passcode is 23539138. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 71837798. The replay will be available until February 11, 2014.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Investor Conference

On Monday, February 10, 2014, Mr. Durney and Mr. Roberts will participate at the Stifel Technology, Internet & Media Conference 2014 to be held in San Francisco. The fireside chat will be held at 2:45 PM Pacific time/5:45 PM Eastern time and will be webcast live from the Company’s website.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted Revenues
Adjusted Revenues is a metric used by management to measure operating performance. Adjusted Revenues, represents Revenues plus the fair value adjustment to deferred revenue related to purchase accounting of acquisitions.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012

Revenues	$58,418	$52,738	$213,482	$195,363

Operating expenses:
Cost of revenues	6,576	5,132	23,429	15,687
Product development	6,184	5,975	22,437	16,225
Sales and marketing	18,693	16,232	68,799	65,033
General and administrative	11,089	7,410	36,129	27,163
Depreciation	2,688	1,626	8,065	5,657
Amortization of intangible assets	3,719	1,700	9,336	6,654
Impairment of goodwill and intangible assets	14,968	—	14,968	—
Change in acquisition related contingencies	51	48	197	48
Total operating expenses	63,968	38,123	183,360	136,467
Operating income (loss)	(5,550)	14,615	30,122	58,896
Interest expense	(809)	(383)	(1,906)	(1,314)
Deferred financing cost write-off	—	—	—	(765)
Interest income	1	11	30	83
Other expense	(1,183)	(62)	(951)	(62)
Income (loss) before income taxes	(7,541)	14,181	27,295	56,838
Income tax expense (benefit)	(1,681)	5,168	11,049	18,751
Net income (loss)	$(5,860)	$9,013	$16,246	$38,087

Basic earnings (loss) per share	$(0.11)	$0.15	$0.29	$0.62
Diluted earnings (loss) per share	$(0.11)	$0.15	$0.27	$0.59

Weighted average basic shares outstanding	53,960	58,148	56,473	61,192
Weighted average diluted shares outstanding	53,960	61,550	59,476	64,604

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$(5,860)	$9,013	$16,246	$38,087
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,688	1,626	8,065	5,657
Amortization of intangible assets	3,719	1,700	9,336	6,654
Deferred income taxes	(5,641)	(1,863)	(7,482)	(4,406)
Amortization of deferred financing costs	63	52	244	315
Write-off of deferred financing costs	—	—	—	765
Share based compensation	1,868	1,509	8,131	6,130
Change in acquisition related contingencies	51	48	197	48
Impairment of goodwill and intangible assets	14,968	—	14,968	—
Change in accrual for unrecognized tax benefits	242	100	116	(1,367)
Changes in operating assets and liabilities:
Accounts receivable	(6,701)	(7,110)	(1,438)	(3,253)
Prepaid expenses and other assets	563	(335)	884	(835)
Accounts payable and accrued expenses	516	1,519	3,197	544
Income taxes receivable/payable	(1,915)	911	(6,207)	776
Deferred revenue	3,294	3,060	2,378	5,581
Other, net	6	(86)	10	(35)
Net cash flows from operating activities	7,861	10,144	48,645	54,661
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(46,344)	(9,800)	(58,603)	(30,800)
Purchases of fixed assets	(1,785)	(1,871)	(9,945)	(5,902)
Purchases of investments	—	(6)	(3)	(1,744)
Maturities and sales of investments	—	1,502	2,194	4,507
Net cash flows from investing activities	(48,129)	(10,175)	(66,357)	(33,939)
Cash flows from financing activities:
Payments on long-term debt	(10,000)	—	(30,000)	(23,500)
Proceeds from long-term debt	69,000	4,000	103,000	54,500
Payments under stock repurchase plan	(20,665)	(11,380)	(55,711)	(68,220)
Payment of acquisition related contingencies	(5,000)	—	(5,000)	(1,557)
Proceeds from stock option exercises	209	1,155	3,358	2,474
Purchase of treasury stock related to vested restricted stock	(209)	(20)	(1,204)	(423)
Excess tax benefit over book expense from stock options exercised	522	77	2,868	998
Financing costs paid	(852)	—	(852)	(1,101)
Net cash flows from financing activities	33,005	(6,168)	16,459	(36,829)
Effect of exchange rate changes	1,917	(110)	591	883
Net change in cash and cash equivalents for the period	(5,346)	(6,309)	(662)	(15,224)
Cash and cash equivalents, beginning of period	44,697	46,322	40,013	55,237
Cash and cash equivalents, end of period	$39,351	$40,013	$39,351	$40,013

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	December 31, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$39,351	$40,013
Investments	—	2,201
Accounts receivable, net	37,760	29,030
Deferred income taxes - current	1,399	1,609
Income taxes receivable	2,399	—
Prepaid and other current assets	3,739	3,084
Total current assets	84,648	75,937
Fixed assets, net	18,612	11,158
Acquired intangible assets, net	80,521	62,755
Goodwill	232,155	202,944
Deferred financing costs, net	1,685	1,078
Other assets	601	358
Total assets	$418,222	$354,230
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$27,468	$16,552
Deferred revenue	77,394	69,404
Current portion of acquisition related contingencies	5,751	4,926
Current portion of long-term debt	2,500	—
Deferred income taxes - current	123	—
Income taxes payable	400	3,817
Total current liabilities	113,636	94,699
Long-term debt	116,500	46,000
Deferred income taxes - non-current	11,222	14,414
Accrual for unrecognized tax benefits	2,618	2,502
Acquisition related contingencies	4,042	4,830
Other long-term liabilities	2,392	1,147
Total liabilities	250,410	163,592
Total stockholders’ equity	167,812	190,638
Total liabilities and stockholders’ equity	$418,222	$354,230

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the quarters and years ended December 31, 2013 and 2012 and a balance sheet as of December 31, 2013 and December 31, 2012 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the quarters and years ended December 31, 2013 and 2012 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the quarters and years ended December 31, 2013 and 2012 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,860)	$9,013	$16,246	$38,087
Interest expense	809	383	1,906	1,314
Deferred financing cost write-off	—	—	—	765
Interest income	(1)	(11)	(30)	(83)
Income tax expense (benefit)	(1,681)	5,168	11,049	18,751
Depreciation	2,688	1,626	8,065	5,657
Amortization of intangible assets	3,719	1,700	9,336	6,654
Change in acquisition related contingencies	51	48	197	48
Impairment of goodwill and intangible assets	14,968	—	14,968	—
Non-cash stock compensation expense	1,868	1,509	8,131	6,130
Deferred revenue adjustment	1,414	—	1,773	—
Other	1,183	46	951	62
Adjusted EBITDA	$19,158	$19,482	$72,592	$77,385

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$7,861	$10,144	$48,645	$54,661
Interest expense	809	383	1,906	1,314
Amortization of deferred financing costs	(63)	(52)	(244)	(315)
Interest income	(1)	(11)	(30)	(83)
Income tax expense (benefit)	(1,681)	5,168	11,049	18,751
Deferred income taxes	5,641	1,863	7,482	4,406
Change in accrual for unrecognized tax benefits	(242)	(100)	(116)	1,367
Change in accounts receivable	6,701	7,110	1,438	3,253
Change in deferred revenue	(3,294)	(3,060)	(2,378)	(5,581)
Deferred revenue adjustment	1,414	—	1,773	—
Changes in working capital and other	2,013	(1,963)	3,067	(388)
Adjusted EBITDA	$19,158	$19,482	$72,592	$77,385

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$33,936	$32,669	$131,924	$129,185
Finance	9,106	9,232	34,997	38,373
Energy	5,974	5,485	23,503	19,865
Healthcare (2)	3,732	666	5,563	2,493
Hospitality	1,389	—	1,389	—
Corporate & Other	4,281	4,686	16,106	5,447
	$58,418	$52,738	$213,482	$195,363

Add back fair value adjustment to deferred revenue
Tech & Clearance	$323	$—	$682	$—
Healthcare	456	—	456	—
Hospitality	635	—	635	—
	$1,414	$—	$1,773	$—

Adjusted Revenues by Segment
Tech & Clearance	$34,259	$32,669	$132,606	$129,185
Finance	9,106	9,232	34,997	38,373
Energy	5,974	5,485	23,503	19,865
Healthcare	4,188	666	6,019	2,493
Hospitality	2,024	—	2,024	—
Corporate & Other	4,281	4,686	16,106	5,447
	$59,832	$52,738	$215,255	$195,363

	For the three months ended
Select Financial Data without onTargetjobs Acquisition	December 31, 2013
	Dice Holdings, Inc.	Intraquarter onTargetjobs Acquisition	DHI without onTargetjobs Acquisition

Revenues	$58,418	$4,516	$53,902

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,860)	$(2,755)	$(3,105)
Interest expense	809	—	809
Interest income	(1)	—	(1)
Income tax benefit	(1,681)	(1,265)	(416)
Depreciation	2,688	510	2,178
Amortization of intangible assets	3,719	1,607	2,112
Change in acquisition related contingencies	51	—	51
Impairment of goodwill and intangible assets	14,968	—	14,968
Non-cash stock compensation expense	1,868	—	1,868
Deferred revenue adjustment	1,414	1,091	323
Other	1,183	(39)	1,222
Adjusted EBITDA	$19,158	$(851)	$20,009

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Calculation of Free Cash Flow
Net cash provided by operating activities	$7,861	$10,144	$48,645	$54,661
Purchases of fixed assets	(1,785)	(1,871)	(9,945)	(5,902)
Free Cash Flow	$6,076	$8,273	$38,700	$48,759

Dice.com Recruitment Package Customers
Beginning of period	8,450	8,650	8,400	8,100
End of period	8,100	8,400	8,100	8,400
Average for the period (3)	8,350	8,600	8,550	8,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (4)	$1,012	$986	$1,000	$972

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs, The IT Job Board (from acquisition, July 2013) and related career fairs
Finance: eFinancialCareers
Energy: Rigzone and related career fairs
Healthcare: Health Callings; HEALTHeCAREERS and BioSpace (both from acquisition, November 2013)
Hospitality: Hcareers (from acquisition, November 2013)
Corporate & Other: Corporate related costs, Slashdot Media (since date of acquisition, September 2012) and WorkDigital (since date of acquisition, October 2012)

(1) Includes $2.1 million and $3.2 million of The IT Job Board revenue for the fourth quarter and full year 2013, respectively.
(2) Includes $3.1 million of HEALTHeCAREERS and BioSpace revenue for the fourth quarter and full year 2013.
(3) Reflects the daily average of recruitment package customers during the period.
(4) Reflects simple average of three months in each period.